For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)

COLONY BANKCORP REPORTS FIRST QUARTER 2021 RESULTS
DECLARES QUARTERLY CASH DIVIDEND OF $0.1025 PER SHARE

FITZGERALD, GA. (April 22, 2021) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $4.9 million, $0.52 per diluted share, for the quarter ended March 31, 2021, compared with $1.6 million, or $0.17 per diluted share, for the quarter ended March 31, 2020. The Company reported operating net income of $5.1 million, or $0.53 per diluted share, for the quarter ended March 31, 2021, compared with $1.8 million, or $0.19 per diluted share for the same period in 2020. Operating net income for March 31, 2021 and 2020 excludes after-tax acquisition related expenses, and the net income tax expense (benefit) for the adjustments.

First Quarter 2021 Financial Highlights:

•Net income remained stable at $4.9 million, or $0.52 per diluted share, compared to the fourth quarter of 2020.
•Operating net income of $5.1 million, or $0.53 per diluted share, an increase of $845,000, or $0.09, compared to the fourth quarter of 2020 (see Non-GAAP reconciliation).
•Growth in total assets of $35.1 million, or 1.99%, compared to the fourth quarter of 2020.
•Increase in noninterest income from mortgage banking activity of $550,000 compared to the fourth quarter of 2020.
•$500,000 provision for loan losses, a decrease of $796,000, or 61.4%, compared to the fourth quarter 2020.
•Mortgage production of $101.7 million, with $40.0 million in refinances, $56.7 million in purchases, and $5.0 million in construction related loans.
•Small Business Specialty Lending (“SBSL”) closed $64.0 million in SBA loans ($46.9 million in PPP loans and $17.1 million in core SBA loans) and sold $11.8 million in SBA loans.

The Company also announced that on April 22, 2021, the Board of Directors declared a quarterly cash dividend of $0.1025 per share, to be paid on its common stock on May 17, 2021, to shareholders of record as of the close of business on May 3, 2021.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “While we continue to operate in a highly uncertain and difficult environment due to the ongoing pandemic, we remain optimistic based on our financial achievements and solid credit metrics. I am pleased to report strong earnings growth for the first quarter. Diluted earnings per share increased 205% over the same period last year to $0.52 per diluted share. First quarter saw continued strength in mortgage banking income as well as in our Small Business Specialty Lending Division, with significant increases in both on a year-over-year and sequential quarter basis. We also experienced growth in our balance sheet metrics for the period, including growth in total deposits and total assets, while organic loan growth increased 5%. We continue to actively participate in the latest round of the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) enacted as part of the Coronavirus Aid, Relief and Economic Security Act.

“Net interest income increased 12.4% year-over-year despite lower yields on loans and deposits held at other banks, as well as lower interest expenses. Due to continued pressure on interest rates and low rates on PPP loans, our net interest margin decreased 13 basis points to 3.50% compared with the year-earlier period.

“Our continuing efforts to diversify our revenue streams produced multiple gains. Noninterest income saw very strong growth, increasing 90% year over year, with mortgage fee income increasing to $4.0 million in the current quarter compared to $1.3 million in the first quarter of 2020. This increase in noninterest income was offset by increases in noninterest expense, such as salaries and employee benefits due to the additional headcount, as well as increases in information technology to support our growth.

“We took a lower provision for loan loss of $500,000 this quarter, a substantial decrease from the $2.0 million in the first quarter of 2020, primarily due to performance of loans as well as increased clarity in the current operating environment. Our allowance for loan and lease losses now represents 1.19% of total loans outstanding, an increase from 0.85% in the year-earlier quarter and 1.14% on a sequential-quarter basis. Total nonperforming assets decreased to 0.62% of total assets from 0.91% in the year-earlier quarter, and slightly increased from 0.58% on a sequential-quarter basis.

“We ended the year with total interest earning assets of $1.7 billion, up $260.0 million, or 18%, while growing total assets to $1.8 billion, a record for the Company. Total loans, including acquisition activity and loans from the Small Business Administration Paycheck Protection Program (“PPP”), increased 10% year-over-year, while organic loan growth increased 5%

In closing, Fountain added, “We have strived to pursue a vision of community banking that we have advanced since our founding. Our solid quarter and credit metrics allows us to continue to execute our business model while staying true to our community banking heritage. Our Board remains confident in our strategic business model as evidenced by the continued dividend payment. We look forward to the coming year with excitement and optimism as we grow our Bank and reward our shareholders.”

Balance Sheet

•Total assets totaled $1.8 billion at March 31, 2021, an increase of $289.0 million, or 19.1%, compared to the same period in 2020.
•Interest-bearing deposits in banks and federal funds sold at March 31, 2021, totaled $165.4 million, an increase of $90.2 million, or 120.0% compared to the same period in 2020. The increase is primarily attributable to the funding of approximately 2,400 PPP loans beginning in second quarter 2020, which also generated growth in our interest-bearing deposits in banks as of March 31, 2021.
•Total loans, including loans held for sale, totaled $1.09 billion at March 31, 2021, an increase of $91.2 million, or 9.1%, from the same period in 2020. Growth in core loans was primarily attributable to PPP loan originations, while mortgage demand substantially increased during 2020 into 2021 as a result of historically low interest rates.
•Total deposits totaled $1.53 billion at March 31, 2021, an increase of $233.6 million, or 18.1%, compared to the same period in 2020. The increase in deposits was primarily in noninterest-bearing and interest bearing demand deposits as a result of the PPP loan activity during 2020 and 2021.
•Total borrowings at March 31, 2021, totaled $120.6 million, an increase of $81.3 million or 94.8% compared to the same period in 2020. While the Company prepaid $24.5 million in FHLB advances, funding of PPP loans through the Paycheck Protection Program Liquidity Facility (“PPPLF”) increased outstanding borrowings substantially during 2020. At March 31, 2021, the PPPLF totaled $60.6 million with comparison to prior year not applicable.

Capital

•Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.”
•Preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 8.70%, 12.49%, 13.57%, and 10.49%, respectively at March 31, 2021.

First Quarter Results of Operations

•Net interest income on a tax-equivalent basis for the first quarter 2021 totaled $14.3 million, compared to $12.7 million for the first quarter 2020. The increase during the quarter is primarily attributable to increases in accretion income on acquired loans and loan fee income recognized on PPP loans forgiven and a decrease in the cost of interest-bearing liabilities.
•Net interest margin was down 13 basis points over the sequential quarter primarily driven by decreased accretion income on acquired loans, a decrease in deferred fee income recognized on PPP loans and reductions in loan rates driven by Federal Reserve interest rate decreases during 2020. During the quarter ended March 31, 2021, PPP loans totaling approximately $45.4 million were forgiven through the SBA, with an additional $46.9 million of PPP loans closed related to Round 2.

•Noninterest income totaled $8.6 million for the first quarter ended March 31, 2021, an increase of $4.1 million, or 90.3%, compared to the same period in 2020. The increase was primarily attributable to growth in mortgage production income as a result of increased loan demand resulting from a historically low interest rate environment.
•Noninterest expense totaled $15.8 million for the first quarter ended March 31, 2021, compared to $13.3 million for the same period in 2020. The increase in noninterest expense primarily resulted from a $2.5 million increase in salary expense largely related to the increase in mortgage and SBSL loan production.

Asset Quality

•Nonperforming assets totaled $11.2 million and $10.2 million at March 31, 2021 and December 31, 2020, respectively.
•OREO and repossessed assets totaled $547,000 at March 31, 2021, a decrease of $489,000, or 47.2%, compared to December 31, 2020.
•Net loan recoveries were $66,000, or (0.02%) of average loans for the first quarter of 2021, compared to net charge-offs of $189,000 in the fourth quarter of 2020.
•The loan loss reserve was $12.7 million, or 1.19% of total loans, at March 31, 2021, compared to $12.1 million, or 1.14% of total loans, at December 31, 2020.

While nonperforming assets have increased year-over-year primarily as a result of increased traditional loan production, asset quality remains strong with overall improvement in asset quality ratios as of the first quarter 2021 on a year-over-year comparison.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 29 locations throughout Georgia. The Homebuilder Finance Division helps the local construction industry with building and construction loans, and the Small Business Specialty Lending Division assists small businesses with government guaranteed loans. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections and/or expectations of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding growth strategy, capital management, liquidity and funding, and future profitability; (v) statements regarding the potential effects of the COVID-19 pandemic on the Company’s business and financial results and conditions; and (vi) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; the Company’s ability to implement its various strategic and growth initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; risks that the anticipated benefits from the acquisition and disposition transactions we have engaged in or may engage in the future are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are net income, diluted earnings per share, book value per common share and efficiency ratio, respectively.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio and the reconciliation of these measures to net income, diluted earnings per share, book value per common share and efficiency ratio are set forth in the table below.

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures

	2021	2020
(dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Operating net income reconciliation
Net income (GAAP)	$4,919	$4,900	$3,098	$2,214	$1,603
Acquisition-related expenses	105	148	207	220	287
Thomaston building write down	—	—	582	—	—
Gain on sale of Thomaston branch	—	(1,026)	—	—	—
Income tax expense (benefit)	27	184	(166)	(46)	(60)
Operating net income	$5,051	$4,206	$3,721	$2,388	$1,830
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Adjusted earnings per diluted share	$0.53	$0.44	$0.39	$0.25	$0.19

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$15.11	$15.21	$14.78	$14.59	$14.35
Effect of goodwill and other intangibles	(1.97)	(1.95)	(1.96)	(1.96)	(2.06)
Tangible book value per common share	$13.14	$13.26	$12.82	$12.63	$12.29

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	69.04%	68.93%	76.22%	72.75%	77.32%
Acquisition-related expenses	(0.46)	(0.64)	(0.97)	(1.20)	(1.68)
Gain on sale of Thomaston branch	—%	3.19%	—%	—%	—%
Thomaston building write down	—%	—%	(2.72)%	—%	—%
Operating efficiency ratio	68.58%	71.49%	72.53%	71.55%	75.64%

Colony Bankcorp, Inc.
Selected Financial Information

	2021	2020
(dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
EARNINGS SUMMARY
Net interest income	$14,283	$15,151	$13,848	$13,541	$12,704
Provision for loan losses	500	1,296	1,106	2,200	1,956
Non-interest income	8,576	8,039	6,930	4,843	4,526
Non-interest expense	15,782	15,986	15,690	13,375	13,343
Income taxes	1,658	1,008	884	595	328
Net income	4,919	4,900	3,098	2,214	1,603
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average basic shares	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Earnings per basic share	$0.52	$0.52	$0.33	$0.23	$0.17
Earnings per diluted share	0.52	0.52	0.33	0.23	0.17
Adjusted earnings per diluted share	0.53	0.44	0.39	0.25	0.34
Cash dividends declared per share	0.10	0.10	0.10	0.10	0.10
Common book value per share	15.11	15.21	14.78	14.59	14.35
Tangible common book value per share	13.14	13.26	12.82	12.63	12.29

Performance ratios:
Net interest margin (a)	3.50%	3.58%	3.34%	3.41%	3.63%
Return on average assets	1.12	1.08	0.70	0.52	0.42
Return on average total equity	13.71	13.73	8.80	6.47	4.79
Efficiency ratio	69.04	68.93	76.22	72.75	77.32
Operating efficiency ratio (b)	68.58	71.49	72.53	71.55	75.64

Colony Bankcorp, Inc.
Selected Financial Information

	2021	2020
(dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSET QUALITY
Nonperforming loans (NPLs)	$10,676	$9,128	$9,926	$11,459	$10,130
Other real estate owned	518	1,006	1,875	1,769	847
Repossessed assets	29	30	11	17	19
Total nonperforming assets (NPAs)	11,223	10,164	11,812	13,245	10,996
Classified loans	35,182	30,404	21,388	20,619	23,093
Criticized loans	80,288	75,633	72,076	52,200	46,600
Net loan (recoveries)/charge-offs	(66)	189	375	295	435
Allowance for loan losses to total loans	1.19%	1.14%	1.00%	0.92%	0.85%
Allowance for loan losses to total NPLs	118.89	132.85	111.02	89.79	64.81
Allowance for loan losses to total NPAs	113.10	119.31	93.29	77.68	60.83
Net (recoveries)/charge-offs to average loans	(0.02)	0.07	0.13	0.12	0.18
NPLs to total loans	1.00	0.86	0.90	1.03	1.13
NPAs to total assets	0.62	0.58	0.67	0.75	0.91
NPAs to total loans and other real estate owned	1.06	0.96	1.07	1.19	1.39

AVERAGE BALANCES
Total assets	$1,774,123	$1,797,749	$1,766,717	$1,702,902	$1,516,191
Loans, net	1,079,007	1,151,872	1,130,231	1,094,299	974,614
Deposits	1,475,944	1,456,287	1,140,487	1,384,739	1,293,784
Total stockholders’ equity	145,515	141,570	139,721	137,213	134,304
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis
(dollars in thousands)
	Three Months Ended March 31,
	2021			2020
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [1]	$1,079,007	$13,638	5.13%	$980,185	$13,352	5.52%
Investment securities, taxable	371,265	1,628	1.78%	339,565	1,988	2.37%
Investment securities, tax-exempt [2]	32,616	155	1.93%	923	7	3.08%
Deposits in banks and short term investments	183,376	53	0.12%	85,869	284	1.34%
Total interest-earning assets	1,666,264	15,474	3.77%	1,406,542	15,631	4.51%
Noninterest-earning assets	107,859			103,381
Total assets	$1,774,123			$1,509,923
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$859,462	$165	0.08%	$734,102	$936	0.52%
Other time	260,438	488	0.76%	334,811	1,282	1.55%
Total interest-bearing deposits	1,119,900	653	0.24%	1,068,913	2,218	0.84%
Federal Home Loan Bank advances	22,500	113	2.05%	45,577	257	2.29%
Paycheck Protection Program Liquidity Facility	60,602	68	0.46%	—	—	—%
Other borrowings	61,654	257	1.68%	38,792	389	4.07%
Total other interest-bearing liabilities	144,756	438	1.23%	84,369	646	3.11%
Total interest-bearing liabilities	1,264,656	1,091	0.35%	1,153,282	2,864	1.01%
Noninterest-bearing liabilities:
Demand deposits	$356,044			$220,356
Other liabilities	7,908			6,068
Stockholders' equity	145,515			130,217
Total noninterest-bearing liabilities and stockholders' equity	509,467			356,641
Total liabilities and stockholders' equity	$1,774,123			$1,509,923
Interest rate spread			3.42%			3.50%
Net interest income		$14,383			$12,767
Net interest margin			3.50%			3.68%
1The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $66,000 and $55,000 for the quarter ended March 31, 2021 and 2020, respectively, are included in income and fees on loans. Accretion income of $209,000 and $182,000 for the quarter ended March 31, 2021 and 2020 are also included in income and fees on loans.
2Taxable-equivalent adjustments totaling $33,000 and $2,000 quarter ended March 31, 2021 and 2020, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% and a Georgia state tax rate of 5.75% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

Colony Bankcorp, Inc.
Segment Reporting
	2021	2020
(dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Banking Division
Net interest income	$13,985	$14,752	$13,631	$13,440	$12,656
Provision for loan losses	500	1,296	1,106	2,200	1,956
Noninterest income	3,005	3,952	4,139	2,901	3,049
Noninterest expenses	11,960	11,656	12,415	10,158	11,667
Income taxes	1,160	973	2,967	842	368
Segment income	$3,370	$4,779	$1,282	$3,141	$1,714

Total segment assets	$1,755,667	$1,709,696	$1,666,742	$1,726,219	$1,497,788

Full time employees	291	305	312	321	319

Mortgage Banking Division
Net interest income	$168	$299	$188	$82	$34
Provision for loan losses	—	—	—	—	—
Noninterest income	3,986	3,420	2,612	1,821	1,253
Noninterest expenses	2,793	2,835	2,410	1,697	1,195
Income taxes	354	188	820	43	11
Segment income	$1,007	$696	$(430)	$163	$81

Total segment assets	$27,478	$50,266	$50,265	$17,578	$11,082

Full time employees	51	43	41	40	34

Small Business Specialty Lending Division
Net interest income	$130	$100	$1,483	$19	$14
Provision for loan losses	—	—	—	—	—
Noninterest income	1,585	667	1,183	121	259
Noninterest expenses	1,029	1,495	924	1,520	516
Income taxes	144	(153)	198	(290)	(51)
Segment income	$542	$(575)	$1,544	$(1,090)	$(192)

Total segment assets	$107,623	$405	$107,623	$405	$1,178

Full time employees	23	21	15	13	12

Total Consolidated
Net interest income	$14,283	$15,151	$15,302	$13,541	$12,704
Provision for loan losses	500	1,296	1,106	2,200	1,956
Noninterest income	8,576	8,039	7,934	4,843	4,561
Noninterest expenses	15,782	15,986	15,749	13,375	13,378
Income taxes	1,658	1,008	3,985	595	328
Segment income	$4,919	$4,900	$2,396	$2,214	$1,603

Total segment assets	$1,890,768	$1,763,974	$1,824,630	$1,744,202	$1,510,048

Full time employees	365	369	368	374	365

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	March 31, 2021	December 31, 2020
(dollars in thousands)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$16,150	$17,218
Interest-bearing deposits in banks and federal funds sold	165,438	166,288
Cash and cash equivalents	181,588	183,506
Investment securities available for sale, at fair value	433,729	380,814
Other investments, at cost	2,703	3,296
Loans held for sale	28,429	52,386
Loans, net of unearned income	1,062,775	1,059,503
Allowance for loan losses	(12,693)	(12,127)
Loans, net	1,050,082	1,047,376
Premises and equipment	32,790	32,057
Other real estate	518	1,006
Goodwill and other intangible assets	18,673	18,558
Bank owned life insurance	31,581	31,547
Other assets	18,953	13,428
Total assets	$1,799,046	$1,763,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$384,830	$326,999
Interest-bearing	1,141,054	1,118,028
Total deposits	1,525,884	1,445,027
Federal Home Loan Bank advances	22,500	22,500
Paycheck Protection Program Liquidity Facility	60,602	106,789
Other borrowed money	37,542	37,792
Accrued expenses and other liabilities	9,031	7,378
Total liabilities	1,655,559	1,619,486

Stockholders’ equity
Common stock, $1 par value; 20,000,000 shares authorized, 9,498,783 issued and outstanding, respectively	9,499	9,499
Paid in capital	43,224	43,215
Retained earnings	88,939	84,993
Accumulated other comprehensive income, net of tax	1,825	6,781
Total stockholders’ equity	143,487	144,488
Total liabilities and stockholders’ equity	$1,799,046	$1,763,974

Colony Bankcorp, Inc.
Consolidated Statements of Income (unaudited)
	Three months ended March 31,
	2021	2020
(dollars in thousands, except per share data)
Interest income:
Loans, including fees	$13,572	13,290
Investment securities, including tax exempt of $122 and $6, respectively	1,750	1,994
Deposits in banks and short term investments	53	284
Total interest income	15,375	15,568

Interest expense:
Deposits	654	2,218
Federal Home Loan Bank advances	113	257
Paycheck Protection Program Liquidity Facility	68	—
Other borrowings	257	389
Total interest expense	1,092	2,864
Net interest income	14,283	12,704
Provision for loan losses	500	1,956
Net interest income after provision for loan losses	13,783	10,748

Noninterest income:
Service charges on deposits	1,222	1,499
Mortgage fee income	3,995	1,262
Gain on sale of SBA loans	1,471	210
(Loss)/Gain on sale of securities	(4)	293
Gain on sale of assets	—	—
Interchange fees	1,530	1,033
BOLI Income	208	151
Other	154	78
Total noninterest income	8,576	4,526

Noninterest expense:
Salaries and employee benefits	9,955	7,498
Occupancy and equipment	1,326	1,318
Acquisition related	176	287
Information technology expenses	1,592	1,316
Professional fees	486	347
Advertising and public relations	580	634
Communications	218	191
FHLB prepayment penalty	—	276
Other	1,449	1,476
Total noninterest expense	15,782	13,343
Income before income taxes	6,577	1,931
Income taxes	1,658	328
Net income	$4,919	$1,603
Earnings per common share:
Basic	$0.52	$0.17
Diluted	0.52	0.17
Dividends declared per share	0.10	0.10
Weighted average common shares outstanding:
Basic	9,498,783	9,498,783
Diluted	9,498,783	9,498,783

Colony Bankcorp, Inc.
Quarterly Comparison
	2021	2020
(dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets	$1,799,047	$1,763,974	$1,759,446	$1,777,568	$1,510,048
Loans, net	1,050,082	1,047,376	1,090,586	1,103,688	980,642
Deposits	1,525,884	1,445,027	1,416,401	1,421,758	1,293,076
Total equity	143,487	144,488	140,346	138,594	136,072
Net income	4,919	4,900	3,099	2,214	1,603
Earnings per basic share	$0.52	$0.52	$0.33	$0.23	$0.17

Key Performance Ratios:
Return on average assets	1.12%	1.08%	0.70%	0.52%	0.42%
Return on average total equity	13.71%	13.73%	8.80%	6.47%	4.79%
Total equity to total assets	7.98%	8.19%	7.98%	7.80%	9.01%
Tangible equity to tangible assets	7.01%	7.21%	7.00%	6.82%	7.83%
Net interest margin	3.50%	3.58%	3.34%	3.41%	3.63%

Colony Bankcorp, Inc.
Quarterly Loan Comparison
	2021	2020
(dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Core	$888,800	$873,426	$871,416	$855,556	$847,100
PPP	102,633	101,147	133,756	133,158	—
Purchased	71,342	84,930	96,434	125,263	121,714
Total	$1,062,775	$1,059,503	$1,101,606	$1,113,977	$968,814

Colony Bankcorp, Inc.
Quarterly Loans by Location Comparison
	2021	2020
(dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Atlanta	$492	$562	$7,025	$7,425	$7,527
Augusta	23,982	20,432	22,931	25,140	29,504
Middle Georgia	73,543	68,838	60,275	56,209	52,858
Northwest Georgia	1,698	—	—	—	—
Coastal Georgia	235,094	230,184	224,604	223,746	226,747
South Central Georgia	371,227	372,947	391,702	398,107	394,167
Southwest Georgia	97,575	104,132	101,247	108,070	110,605
West Georgia	148,457	154,819	152,159	154,979	162,225
Small Business Specialty Lending	7,906	4,537	9,281	1,903	676
Paycheck Protection Program	102,633	101,147	133,756	133,158	—
Purchase Accounting	(668)	(877)	(1,262)	(1,196)	(1,278)
Other	836	2,781	5,948	6,436	5,995
Total	$1,062,775	$1,059,502	$1,107,666	$1,113,977	$989,026

Colony Bankcorp, Inc.
Quarterly PPP Fees Comparison
	2021	2020
(dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
PPP loan fee income	$1,212	$1,324	$508	$576	$—
Unearned income on PPP loans	3,077	2,072	3,396	3,904	—